Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made, as of June 1, 2006, by and between STILLWATER HYDRO PARTNERS L.P., a Delaware limited partnership (“Seller”), and BORALEX STILLWATER LLC, a Delaware limited liability company (“Purchaser”).

BACKGROUND

A. Seller is engaged in the business of operating a federally licensed hydroelectric generating plant located at 104 Hudson Street, Stillwater, New York 12170 (the “Business”).

B. Seller desires to sell to Purchaser the Purchased Assets (as defined herein) and Purchaser desires to purchase the Purchased Assets from Seller, all on the terms and conditions hereinafter set forth.

C. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, each of Seller and Purchaser agrees as follows:

ARTICLE I

DEFINITIONS

1.1Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

“Affiliate” of a Person means any other Person that (a) directly or indirectly controls the specified Person; (b) is controlled by or is under direct or indirect common control with the specified Person; or (c) is an officer, director, employee, representative or agent or subsidiary of the Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits hereto.

“Articles” means the Articles of this Agreement.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means the Bill of Sale, substantially in the form of Exhibit B hereto, to be delivered at the Closing, with respect to Seller's interests in the Tangible Personal Property included in the Purchased Assets to be transferred to Purchaser at the Closing.

‘Business” has the meaning set forth in the Background of this Agreement.

“Business Day” means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the State of New York.

“Capital Expenditure” means any expenditure for additions or changes to property, plant and equipment and any other expenditures (excluding repairs but including capitalized maintenance costs) that would be capitalized on Seller’s balance sheet in accordance with U. S. generally accepted accounting principles (GAAP).

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means those efforts (i) which are reasonably foreseeable by the Parties at the time of executing this Agreement, (ii) which a Party would reasonably expect the other Party to take under the circumstances in order to satisfy its obligations hereunder, and (iii) which a Party would undertake for its own benefit under similar circumstances in order to achieve the results contemplated by this Agreement, provided that such efforts will not require or include either expense or conduct not ordinarily incurred or engaged in by Persons seeking to implement transactions of the type contemplated by this Agreement.

“Confidential Information” has the meaning assigned to such term in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain confidentiality agreement between Seller and Purchaser accepted by Seller as of December 8, 2005.

“Dam Operation Agreement” means the Agreement executed July 15, 1991 between Seller and the New York State Department of Transportation Regarding Operation and Maintenance of the Hudson River and the New York State Barge Canal, Champlain Division, Within the Boundaries of the Stillwater/Lock C-4 Project as the same may be amended from time to time.

“Deed” means the bargain and sale deed containing the clause required by Section 13 of the New York lien law and conforming to the requirements of the PCB Disposal Letter, in the form of Exhibit C.

“Defect in Title” has the meaning set forth in Section 5.17.

“Down Payment” has the meaning set forth in Section 2.6.

“Due Diligence Inspections and Reviews” means any due diligence, inspection or review related to the Purchased Assets and described in or conducted pursuant to the terms and conditions of the Confidentiality Agreement, inclusive of all third party consultant studies and reports.

“Effective Date” means the date on which this Agreement is executed and delivered by the Parties.

“Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

“Environmental Laws” means any Governmental Rule relating to air emissions, storage and use of hazardous or toxic substances, generation, treatment, storage, and disposal of hazardous wastes, wastewater discharges and similar environmental matters, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S. C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.6.

“Escrow Agreement” means the agreement in the form annexed hereto as Exhibit D to be entered into between the Parties and the Escrow Agent simultaneously with the execution of this Agreement.

“Event of Loss” has the meaning set forth in Section 5.11(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Exhibits” means the exhibits to this Agreement.

“FERC” means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

“FERC License” means the hydropower license issued by FERC pursuant to Part I of the Federal Power Act for FERC Project No. 4684, including amendments and all current issuances and submissions related thereto.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980.

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, franchise, permit, license or exemption issued by any Governmental Authority.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, governmental commission, department, board, subdivision, court, tribunal, or other governmental arbitrator, arbitral body or other authority having jurisdiction over the matter or Person in question, including FERC.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Authority, but does not include Governmental Approvals.

“Hazardous Substances” means any chemical, material or substance that is listed or regulated under applicable Environmental Laws as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment.

“Hydro Easement” means the Hydro Easement dated as of July 29, 1992 between the People of the State of New York acting through the Office of General Services and the Seller.

“Hydroelectric Plant” has the meaning set forth in Section 2.1(a).

“Indemnifiable Claim” has the meaning set forth in Section 6.8.

“Indemnitee” has the meaning set forth in Section 6.5.

“Indemnitor” has the meaning set forth in Section 6.5

“Intellectual Property” means all copyrights, trademarks, trade names, trade styles, service marks, patents, patent rights, shop rights, proprietary information and other intellectual property and the right and/or license to use any of the foregoing.

“Interconnection Agreement” means the Interconnection Agreement between Seller and Niagara Mohawk Power Corporation dated as of May 3, 1993.

 “Inventories” means materials, spare parts, tools, appliances and movable equipment, consumable supplies and inventories relating to the operation of the Hydroelectric Plant.

“Knowledge” or similar phrases in this Agreement means: (i) in the case of Seller, the actual, current knowledge of the Seller’s or Seller’s Affiliates’ representatives listed in Schedule 1.1 at the Effective Date (or, with respect to any certificate delivered pursuant to Section 7.3, as of the Closing Date); and (ii) in the case of Purchaser, the actual, current knowledge of the Purchaser’s or Purchaser’s Affiliates’ representatives listed in Schedule 1.1 at the Effective Date (or, with respect to the certificate delivered pursuant to Section 8.4, as of the Closing Date).

“Liquidated Damages Amount” has the meaning set forth in Section 2.9(b).

“Major Loss” has the meaning given such term in Section 5.11(b).

“Material Adverse Effect” means any physical or operational change (or such changes taken together) in, or effect on, the Purchased Assets that is materially adverse to the value of the Purchased Assets as compared with the conditions on the Effective Date.

“Minor Loss” means an Event of Loss that is not a Major Loss.

“Notice of Claim” has the meaning set forth in Section 6.5.

“NYPSC” means the New York State Public Service Commission.

“NYSDEC” means the New York State Department of Environmental Conservation.

“Party” means either Seller or Purchaser, as the context requires; “Parties” means, collectively, “Seller and Purchaser”.

“PCB Disposal Letter” means the letter dated May 26, 1993 from the NYSDEC to Donald Hamer relative to the PCB Disposal Facility.

“Permits” means those permits listed on Schedule 2.1(c).

“Permitted Encumbrances” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) mechanics’ and materialmen’s liens and similar liens with respect to work for which Purchaser is obligated to pay pursuant to Section 5.13, (c) other liens, Encumbrances or title imperfections with respect to the Purchased Assets which are not material and which do not materially detract from the value of or materially impair the existing or proposed use of the Purchased Assets affected by such liens, Encumbrances or title imperfections, (d) all exceptions set forth in any deeds related to the Real Property listed on Schedule 2.1(a)(i), (e) liens, Encumbrances or title imperfections with respect to the Purchased Assets created by or resulting from the acts or omissions of Purchaser, and (f) the liens, encumbrances, or title imperfections listed on Schedule 3.7.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any Governmental Authority.

“Power Sales Agreement” means the Power Sales Agreement, dated as of September 19, 1989, between Niagara Mohawk Power Corporation, as amended by Amendment dated August 28, 1990 and by the Power Sales Agreement Acknowledgment and Consent dated as of August 27, 1992.

“Pre-Approved Capital Expenditures” has the meaning set forth in Section 5.13.

“Procedures” has the meaning set forth in Section 9.9(c).

“Project” means the Purchased Assets and the Business.

“Prudent Utility Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generation industry for facilities similar in size and type to the Hydroelectric Plant during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection and expedition. Prudent Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the industry.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.6 as adjusted pursuant to Section 2.7.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Claims” has the meaning set forth in Section 6.2(a).

“Purchaser Group” has the meaning set forth in Section 6.2(a).

“Purchaser Required Consent(s)” has the meaning set forth in Section 5.2(b).

“Real Property” means the real property interests listed on Schedule 2.1(a)(i).

“Related Agreements” means the Confidentiality Agreement, the Deed, the Bill of Sale and the assignments of the Assigned Contracts and the Permits.

“Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

“Schedules” means the schedules to this Agreement.

“Section” means a numbered section of this Agreement included within an Article that begins with the same number as that section.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Claims” has the meaning set forth in Section 6.3 (a).

“Seller Group” has the meaning set forth in Section 6.3(a).

“Tangible Personal Property” means the personal property to be conveyed to Seller pursuant to Sections 2.1(a)(ii), (iii), (iv) and 2.1(d) of this Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the ownership of real property), personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which a Person’s liability arises as a transferee or successor-in-interest.

“Third Party Claim” means a claim by a Person that is not a member of the Seller Group or the Purchaser Group.

“Transferred Employees” has the meaning set forth in Section 5.15.

“Unlimited Representations” means Seller’s representations and warranties set forth in Sections 3.1(a) and (b), 3.6 and 3.8.

1.2Interpretation. In this Agreement, unless a clear contrary intention appear:

(a)the singular number includes the plural number and vice versa;

(b)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)reference to any gender includes each other gender;

(d)reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e)reference any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f)“hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(g)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;” and

(i)reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller all of Seller’s right, title and interest in and to the following assets (collectively, the “Purchased Assets”) free and clear of all Encumbrances other than Permitted Encumbrances:

(a)The Stillwater, New York Hydroelectric Plant, FERC License # NY-4684 (the “Hydroelectric Plant”) consisting of the following:

(i)all of Seller’s right, title or interest in, to and under the Real Property, the dam, all fixtures, structures, buildings, facilities, and other improvements thereon and all appurtenances thereto and all easements and other rights relating to the Real Property described on Schedule 2.1(a)(i), including, but not limited to, the Hydro Easement, together with any other real property rights held by Seller and necessary to comply with the FERC License or located within the Project Boundary as identified in the FERC License, as modified with regard to transfers of property approved by FERC;

(ii)all machinery, equipment, and furniture owned by the Seller and located in or on and used in the operation and/or maintenance of the Hydroelectric Plant as of March 20, 2006, including but not limited to the Tangible Personal Property listed or referred to in Schedule 2.1(a)(ii) (which Schedule includes all current Inventories as of the Effective Date, and the PCB containment facilities referenced in the FERC License and PCB Letter) and Seller's leasehold or possessory interest, if any, in any such property located at the Hydroelectric Plant which is not owned by Seller;

(iii)all Inventories on the Closing Date;

(iv)the 34.5 kV transmission line and connections owned by Seller, as more particularly described in the Interconnection Agreement and all rights transferred to Seller by the Interconnection Agreement;

(b)all contracts, agreements and personal property leases listed on Schedule 2.1(b) (the “Assigned Contracts”);

(c)all governmental authorizations held by the Seller related to the Project and identified in Schedule 2.1(c), to the extent transferable (collectively, the “Permits”);

(d)all books, operating records, employment records of Transferred Employee(s), reports, correspondence with regulators, inspection reports, engineering or design plans, specifications, drawings, procedures, software or tools used to process and report production, environmental or other data, safety and maintenance manuals and similar items of the Seller relating in any material way to the Purchased Assets or the Business;

(d)all unexpired, transferable warranties and guarantees from third parties with respect to the Purchased Assets;

(e)the Intellectual Property relating to the Purchased Assets (including Seller’s goodwill therein and the rights of Seller in and to the name of the Hydroelectric Plant) and all rights, privileges, claims, causes of action, indemnification rights and options to the extent pertaining to the Purchased Assets or the Assumed Liabilities relating to the Purchased Assets as listed on Schedule 2.1(e);

(f)subject to satisfaction of Purchaser’s indemnification obligations under Section 6.3, the rights of Seller in and to any causes of action, claims or defenses against third parties (including indemnification and contribution) relating to the Project or any Assumed Liabilities;

(g) the accounts receivable, notes receivable and other receivables of Seller allocable to the period subsequent to Closing, pursuant to Section 5.7(b) hereof.

2.2Excluded Assets. Nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser is not acquiring, any right, title or interest in or to (a) the assets listed or described on Schedule 2.2, which are associated with the Purchased Assets but are specifically excluded from the sale, if any (b) any deposit accounts or other accounts not expressly set forth in Section 2.1 or any schedule referred to therein, (c) any personnel records of Seller and its Affiliates except the Transferred Employee Records and those records the disclosure of which is required by law or legal or regulatory process; (d) any accounts receivable, notes receivable and other receivables of the Seller allocable to the period prior to the Closing;(e) any contracts, agreements or other obligations or liabilities of Seller other than obligations and liabilities arising under the Assigned Contracts on and after the Closing Date, (f) all cash and cash equivalents held in the name of Seller as of the Closing Date, and (g) any of Seller’s rights or obligations in any contract representing an intercompany transaction between Seller and an Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like (collectively, with clauses (a), (b), (c), (d), (e), (f) and (g) above, the “Excluded Assets”).

2.3Assumption of Liabilities. Upon Closing, Purchaser will assume and retain all obligations and liabilities of any kind or nature whatsoever arising after the Closing, and associated with any of the following (collectively, the “Assumed Liabilities”):

(a)Environmental Liabilities. Any liability, obligation, or responsibility under or related to current or future Environmental Laws or the common law, whether such liability, obligation, or responsibility is known or unknown, contingent or accrued, arising after the Closing as a result of or in connection with: (a) any violation or alleged violation of Environmental Law with respect to the ownership and operation of the Purchased Assets, including any obligations with respect to the PCB concrete storage vault located within Project Boundaries for periods following Closing, including any new requirements imposed after Closing with respect to the storage vault; (b) compliance with applicable Environmental Laws with respect to the ownership or operation of the Purchased Assets; (c) loss of life, injury to persons or property, or damage to natural resources caused (or allegedly caused) by any violation or alleged violation of an Environmental Law with respect to the ownership and operation of the Purchased Assets, including the Release of Hazardous Substances or the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances.

(b)Use and Operation Liabilities. The use or operation of the Purchased Assets or the Business after the Closing, including: (i) any obligation to decommission, deactivate, demolish, or close the Purchased Assets or Real Property or any portion thereof, including any obligation to restore the Real Property to its natural state, and (ii) any obligation arising from the use or operation of surface impoundments; or (iii) any other facility used for the treatment, storage or disposal of Hazardous Substances and that is authorized, licensed or permitted for that use by any Governmental Authority and made part of the Purchased Assets.

(c)Compliance Liabilities. Obligations to comply with the Permits listed on Schedule 2.1(c).

(d)Assigned Liabilities. Subject to Section 2.4(c), all liabilities and obligations arising or accruing with respect to periods occurring after the Closing under (i) the Assigned Contracts, (ii) the Permits, (iii) all other agreements and contracts disclosed and assigned to Purchaser pursuant to this Agreement, (iv) all contracts and agreements entered into by Seller with respect to the Purchased Assets after the Effective Date consistent with the terms of this Agreement, (v) any applicable governmental regulations and (vi)  Inventories, and , except, in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed, or otherwise discharged on or prior to the Closing Date, or to the extent the same arise out of any such breach or default, or in any event which after the giving of notice would constitute a default by Seller.

(e)Employee Liabilities. All liabilities and obligations to Transferred Employees set forth on Schedule 2.3(e) for which Purchaser is liable pursuant to Section 5.15.

(f)Tax Liabilities. All liabilities and obligations associated with the Purchased Assets in respect of Taxes for which Purchaser is liable pursuant to Section 5.6.

(g)Capital Expenditure Liabilities. All liabilities and obligations incurred by Seller between the Effective Date and the Closing Date with respect to Pre-Approved Capital Expenditures.

(h)Other Specified Liabilities. All other liabilities and obligations expressly relating to the Purchased Assets and allocated to Purchaser in this Agreement or any of the Related Agreements.

2.4Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on Purchaser, and Purchaser shall not assume or be obligated to pay, perform or otherwise discharge, the following liabilities or obligations (the “Excluded Liabilities”):

(a)Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets or related to the Purchased Assets;

(b)any liabilities or obligations in respect of Taxes attributable to the ownership, operation or use of the Purchased Assets for taxable periods, or portions thereof, ending before the Closing;

(c)any payment obligations of Seller for goods delivered or services rendered prior to the Closing Date except expenditures made pursuant to Section 5.13 or as otherwise provided herein;

(d)any fines or penalties imposed by a Governmental Authority resulting from acts or omissions of Seller prior to the Closing;

(e)any liabilities, obligations or responsibilities of Seller relating to the employment or termination of employment of any employee of Seller.

(f) any liability, obligations or responsibilities under or related to any current or future Environmental Laws or the common law, arising as a result of or in connection with the ownership or operation of the Purchased Assets on or before the Closing Date.

2.5Closing. The Parties will use their Commercially Reasonable Efforts to assure that the closing of the sale of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Purchaser (the “Closing”) takes place at the offices of Hinman, Howard & Kattell, LLP, Binghamton, New York within five (5) Business Days following the date on which the conditions precedent set forth in Article 7 and Article 8 have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or on such other date and at such other place as the Parties may mutually agree. The date of Closing is the “Closing Date.”

2.6Purchase Price and Payment. The consideration for the purchase of the Purchased Assets is nine million three hundred fifty thousand and no/100 dollars ($9,350,000.00) subject to the adjustments set forth in Section 2.7 (as so adjusted, the “Purchase Price”), such payment in U.S. funds to be made by wire transfer to an account(s) designated by Seller, one hundred fifty thousand and no/100 Dollars ($150,000.00) (the “Down Payment”) of which is to be deposited with Hinman, Howard & Kattell, LLP (the “Escrow Agent”) pursuant to an Escrow Agreement in the form annexed hereto as Exhibit D (the Escrow Agreement”) and the balance of which is to be paid in cash at the Closing.

2.7Adjustments to Purchase Price . At the Closing, the Purchase Price shall be adjusted, without duplication, to account for the items set forth in this Section 2.7.

(a)The Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 5.7.

(b)The Purchase Price shall be increased by the amount expended by Seller between the Effective Date and the Closing Date for Pre-Approved Capital Expenditures required by Section 5.13 to be paid by Purchaser.

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2.8Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets as set forth on Schedule 2.8. The Parties will file all tax returns consistent with the allocation of the Purchase Price set forth on Schedule 2.8. If the Purchase Price is adjusted pursuant to Section 2.7 (b), the items in Schedule 2.8 will be adjusted to reflect that adjustment. The Parties agree that, for U.S. income tax purposes, the Purchase Price plus the amount of the Assumed Liabilities and any adjustments to the Purchase Price (but only to the extent such items are permitted to be taken into account under the tax law) shall be allocated on a basis consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Purchaser and Seller agree to file Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060), and all federal, state, local and foreign tax returns, in accordance with such allocations. Purchaser and Seller agree to provide the other promptly with any information required to complete Form 8594. Purchaser and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the allocation of the Purchase Price pursuant to this section. Purchaser and Seller shall not take any position in any tax return, tax proceeding or audit that is inconsistent with such allocation without the consent of the other Party.

2.9Default.

(a)Purchaser’s Remedies. If the sale of the Purchased Assets is terminated pursuant to Section 9.12 because of Seller’s default hereunder, then, subject to the next sentence, Purchaser may: (i) seek specific performance of Seller’s obligations under Section 9.9 which (if awarded), and with all costs of enforcement of such specific performance (inclusive of lost profits caused by the delay in Closing, if any) will be Purchaser’s sole remedy for such default by Seller; and (ii) either in lieu of, or absent a judgment for specific performance, recover damages equal to Purchaser’s actual, reasonable out-of-pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement, including those associated with Purchaser’s Due Diligence Inspection and Reviews.

(b)Seller’s Remedies. If the purchase of the Purchased Assets is not consummated in accordance with this Agreement because of Purchaser’s material default hereunder, then Seller will, as its sole remedy, have the right to retain the Down Payment as liquidated damages (the “Liquidated Damages Amount”), and Seller will have no other remedy, whether at law or in equity, for the failure to close by Purchaser hereunder (provided Seller will still be entitled to receive any costs and expenses due to Seller pursuant to this Agreement and the benefit of any obligations, covenants and indemnities hereunder and under the Confidentiality Agreement by Purchaser which expressly survive the termination of this Agreement). THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES AMOUNT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF THE LIQUIDATED DAMAGES AMOUNT IS NOT INTENDED AS A FORFEITURE OR PENALTY.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

Seller represents, warrants and, where specified, disclaims to Purchaser as follows, which representations and warranties will survive the Closing as provided in Section 6.1:

3.1Transaction Representations.

(a)Organization and Existence. Seller is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware and authorized to do business in the State of New York, and has full requisite partnership power and authority to carry on the Business.

(b)Execution, Delivery and Enforceability. The execution and delivery of this Agreement and the Related Agreements by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action required on the part of Seller. Assuming Purchaser’s due authorization, execution and delivery of this Agreement and the Related Agreements which are executed by Purchaser, this Agreement and the Related Agreements which are executed by Seller constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its and their terms, except as such enforceability may be limited by the bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

(c)No Violation. Subject to the Parties satisfying their respective obligations to obtain or process (as applicable) the consents, approvals, Permits, licenses, filings and notices described in Section 5.2, neither the execution and delivery of this Agreement or any of the Related Agreements executed by Seller, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will materially:

               (i)    violate, or conflict with, or result in a breach of any provisions of the limited partnership agreement of Seller or its certificate of formation; or

              (ii)    violate any material governmental rule applicable to Seller or the Purchased Assets; or

              (iii)    subject to obtaining any consents required by Section 5.2(d), result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, exercise any adverse remedy with respect to, or require a notice under, any agreement, contract, lease, license, note, bond, mortgage, indenture, instrument, obligation or other arrangement to which the Project, Purchased Assets or Seller is a party or by which it is bound or to which any of such items are subject (or result in the imposition of any encumbrance upon any of the Purchased Assets)

(d)Consents and Approvals. Subject to the (i) matters set forth in Schedule 3.1 and (ii) the Parties satisfying their respective obligations to obtain or process (as applicable) the consents, approvals, Permits, licenses, filings or notices described in Section 5.2, no consent or approval of, filing with or notice to any Person is required to be obtained or made by Seller in connection with Seller’s execution, delivery and performance of this Agreement and the Related Agreements which are executed by Seller, or the consummation of the transactions contemplated hereby or thereby, which, if not obtained or made, will prevent Seller from performing its obligations hereunder or thereunder.

3.2Suitability of Assets; Disclaimer. Subject to matters set forth in Schedule 3.2, the Purchased Assets, including all mechanical equipment and component parts thereof, are suitable for the purposes for which they have been operated, comply in all material respects with the FERC License, have been and will be maintained through the Closing in a manner consistent with past practices and the FERC License, and to Seller’s Knowledge are not currently in need of replacement or material repair. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

3.3Compliance with Laws and Regulations. Except as set forth on Schedule 3.3, each of Seller and the Project is, and on the Closing Date shall be, in material compliance with all Government Rules applicable to Seller or the Project. Seller has received no notice from, and to Seller’s Knowledge no notice is threatened or pending from, any Governmental Authority to the effect (i) that Seller’s current use and operation of any of the Hydroelectric Plant violates in any material respect any Governmental Rule in existence as of execution of this Agreement, (ii) that any improvements located on the Real Property are not constructed in compliance with any Governmental Rule or (iii) that any repair, alteration, restoration or improvement is needed with respect to any of the Purchased Assets in order to be in compliance with any Governmental Rule.

3.4Governmental Approvals.  Except as provided on Schedule 3.4, (a) Seller has all Governmental Approvals necessary to own and operate the Purchased Assets, (b) Schedule 2.1(c), Schedule 5.2(a) and Schedule 5.2(b) list all material Governmental Approvals which directly and specifically relate to the current use and operation of the Purchased Assets by Seller, (c) Seller (i) is not in violation of any Governmental Approvals other than violations which could not be reasonably expected to have a Material Adverse Effect and (ii) has not received any notice from any Governmental Authority of any potential violation or indicating that any Governmental Authority considers Seller to be in violation of any Governmental Approvals.

3.5Litigation. Except as set forth on Schedule 3.5, there are no pending or, to Seller's Knowledge, threatened action, investigation or request for information by any Governmental Authority or third Person or other facts which could result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby. Except as may be specified in Schedule 3.5, there is no pending or, to Seller's Knowledge, threatened litigation, claim, investigation, proceeding, order or directive, private or governmental, which directly and specifically relates to the Purchased Assets or the operation thereof.

3.6Title. Schedule 2.1(a)(i) sets forth a true and complete list of all Real Property and other real property interests that are part of, or material to, the business or operations of the Purchased Assets. Seller has leasehold or other contractual interests in all Purchased Assets identified in Schedules 2.1(b) and, subject only to the Permitted Encumbrances, (i) good, valid and marketable record title to the Real Property and (ii) good and marketable and valid title to all Purchased Assets to be transferred pursuant to Section 2.1. To the Knowledge of Seller, all improvements on the Real Property owned or leased by Seller conform in all material respects to applicable Government Rules regarding zoning and building ordinances. Except for the matters set forth in Schedule 3.1(d), no condition or circumstances exists that would require or permit any party to an Assigned Contract to cancel or suspend any real property right of Seller.

3.7Permitted Encumbrances. To Seller's Knowledge, Schedule 3.7 sets forth all Encumbrances affecting Seller’s Real Property, including matters of record. True and correct copies of all surveys, abstracts, title opinions and policies of title insurance in Seller’s possession with respect to such Real Property have been delivered by Seller to Purchaser. None of the Permitted Encumbrances materially adversely affect the existing use of the Real Property or the Purchased Assets.

3.8Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller with the assistance of Marcus & Millichap, brokers. Seller warrants that it will be responsible for the payment of any brokerage commission, finder’s fee or other like payment to Marcus & Millichap. No other Person is entitled to a broker’s fee as a result of any action by the Seller.

3.9Certain Contracts and Arrangements. Except (i) as listed in Schedule 3.9, (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date, (iii) for agreements with suppliers entered into in the ordinary course of business and (iv) for contracts agreements, personal property leases, commitments, understandings or instruments with a value less than twenty five thousand dollars ($25,000.00) or with annual or aggregate payments of less than twenty five thousand dollars ($25,000.00), Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operations of the Purchased Assets and not part of the Purchased Assets.

3.10 Environmental Issues. Except as set forth in Schedule 3.10, (a) there are no environmental claims against, or to Seller’s Knowledge threatened against, Seller with respect to the Purchased Assets; (b) no Releases of Hazardous Substances have occurred at, from, on, or under the Real Property and no Hazardous Substances are present on or migrating from the Real Property that are reasonably likely to give rise to a material environmental claim against Seller or Seller’s successors, except where such Releases would not be anticipated to have a Material Adverse Effect; (c) there are no liens arising under or pursuant to any Environmental Law with respect to the Purchased Assets and, to Seller's Knowledge, there are no facts, circumstances, or conditions that are reasonably likely to be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of the Purchased Assets; (d) the Purchased Assets include no (i) underground storage tanks, active or abandoned or (ii) equipment containing polychlorinated-biphenyl; (e) Seller holds, and is in compliance with, all permits licenses, certificates and governmental authorizations required for Seller to operate the Purchased Assets under applicable Environmental Law; and (f) Seller has not received any request for information or been notified of any potential environmental claim regarding the Purchased Assets and to Seller’s Knowledge, no investigation or remediation is being conducted or is pending as to the Purchased Assets. The representations and warranties made by Seller in this Section 3.10 are the exclusive representations and warranties made to Purchaser relating to environmental matters.

3.11  ERISA. Schedule 3.11(a) lists all deferred compensation, pension, profit-sharing and retirement plans, including multi-employer plans, and all welfare, severance, stock-based, bonus and other employee benefit or fringe benefit plans, programs and arrangements, whether written or oral, maintained or with respect to which contributions have been made in the last five (5) years or are made by Seller in respect of Transferred Employees (such plans, programs and arrangements, collectively the “Benefit Plans”). To Seller’s Knowledge, each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all applicable laws.

3.12  Labor Matters. There are no labor union, collective bargaining agreements or other labor agreements pertaining to the Transferred Employees to which Seller is a party or subject. Except as set forth in Schedule 3.12 and except for such matters as will not have a Material Adverse Effect, to Seller’s Knowledge: (a) Seller is in compliance with all applicable laws respecting employment and employment practices, occupational health and safety and wages and hours; (b) Seller has not received written notice of any unfair labor practice complaint against it; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting Seller; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreement is pending against Seller; and (e) Seller has not experienced any primary work stoppage.

3.13   ERISA and Labor Matters Disclaimer. Except as set forth in Sections 3.11 and 3.12, Seller expressly disclaims any representation or warranty with respect to any ERISA or labor matters and any employee benefits provided for thereunder. Purchaser acknowledges that it is has conducted its own independent review of the ERISA and labor matters and is not relying on any other material or information provided by or communication made by Seller with respect thereto when making its decision to acquire the Purchased Assets.

3.14 Financial Statements. Copies of the financial statements of Seller that have been made available to Purchaser are attached hereto as Schedule 3.14 (the "Financial Statements"). The Financial Statements were prepared by Seller’s accountants from Seller’s books and records and, to Seller’s Knowledge, are in conformity with U.S. generally accepted accounting principles for financial reporting applied on a consistent basis ("GAAP"), except as specifically noted in such Financial Statements or on Schedule 3.14, are true, correct and complete in all material respects, and present fairly the financial condition of the Seller at the dates indicated and the results of Seller's operations for the periods indicated. Any internally prepared interim cash flows for the Business may not be prepared in accordance with GAAP, but fairly represent the operations of the Business.

3.15 No Adverse Change. Since the date of the latest Financial Statements, there has been no: (a) material adverse change in the Business or the Purchased Assets, other than changes in the ordinary course of business; (b) transactions by Seller, other than in the ordinary course of business, which have had any Material Adverse Effect on the Business or the Purchased Assets; (c) sale, transfer or other disposition of any significant asset used in the Business, other than sales in the ordinary course of Business; (d) increase in compensation payable by Seller to any officer or employee of the Business, except annual increases consistent with prior practice; (e) change in accounting methods or practices of Seller (including, without limitation, depreciation and amortization practices); (f) acceleration of the recognition of any revenue or delay of the recognition of any liabilities or expenses except in the ordinary course of business; (g) destruction, damage to, or loss of any asset (whether or not covered by insurance) that had or has a Material Adverse Effect on the Business or the Purchased Assets, individually or in the aggregate; or (h) material change in the manner of conducting the Business, including the maintenance and repair of machinery, equipment, vehicles and facilities.

3.16 Insurance Coverage. Seller maintains policies of fire, liability and other forms of insurance covering the Business and the Purchased Assets, in amounts and against such losses and risks as are reasonable for assets of the type or class of the Purchased Assets, including casualty insurance covering the Purchased Assets. Seller has not received any notice from any insurer disclaiming coverage, or canceling a policy within the last five years. Except as set forth in Schedule 3.16, Seller has no claims pending under any insurance policy, and all claims made during the last five years are identified in Schedule 3.16 attached hereto. Seller has no Knowledge of any occurrence for which the Project or the Seller may be liable that could give rise to an insurance claim against Purchaser or the Purchased Assets on or after the Effective Date.

3.17 Tax Matters.  Seller has, and through the Closing will, duly and timely file all federal, state, local and other tax returns, estimates and reports required to be filed by it and all such returns are, or will be when filed, true, complete and correct in all material respects and Seller or its partners have paid or will pay all federal, state and local income, profits, environmental, franchise, sales, use, occupation, real or personal property, value-added, ad valorem, withholding, social security, payroll, excise and other taxes, charges, levies, tariffs, duties, liabilities, assessments, fees and governmental charges (including all interest and penalties) (collectively "Taxes") imposed upon or claimed to be owed by, the Seller or its partners, which are due and payable or claimed by any taxing authority or governmental entity to be due and payable through periods ending on or before the Closing Date, in each case to the extent Purchaser would incur liability for Seller's failure to file such Returns or pay such Taxes. Seller knows of no audits, assessments, notices of deficiency, deficiencies, investigations, claims or demands for taxes or proposed deficiencies against Seller for any Federal, state or local income taxes. No issue or issues have been raised in connection with any prior or pending inquiry into, or audit of, any tax filings of Seller which may be expected to be raised in the future by such taxing authorities and no facts exist or have existed which would constitute grounds for the assessment of any further tax liabilities, which individually or in the aggregate are material with respect to the periods which have not been examined by the IRS. No claims are being asserted with respect to any Taxes of Seller for which Purchaser reasonably could be held liable and Seller knows of no basis for the assertion of any such claim. Seller's U.S. Federal Income Tax Returns for the 2000, 2001, 2002, 2003, 2004 and 2005 fiscal years have been delivered to Purchaser. Seller has paid to the appropriate taxing authorities, or will pay when due, all amounts which were required to be withheld or paid with respect to all taxes on income, unemployment, workers' compensation, social insurance or other similar programs or benefits with respect to salary and other compensation of their respective directors, officers and employees and taxes required to be withheld.

3.18  Utility Regulation. The Project has been, and remains, a duly certified qualifying small power production facility pursuant to the Public Utility Regulatory Policies Act of 1978.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows, which representations and warranties will survive the Closing as provided in Section 6.1:

4.1  Transaction Representations.

(a)  Organization and Existence. Purchaser is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, and as of the Closing Date will be authorized to do business under the laws of the State of New York.

(b)  Execution, Delivery and Enforceability. Purchaser has full power to enter into, and to carry out its obligations under, this Agreement and the Related Agreements that are executed by Purchaser. The execution and delivery of this Agreement and the Related Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action required on the part of Purchaser. Assuming Seller’s due authorization, execution and delivery of this Agreement and the Related Agreements which are executed by Seller, this Agreement and the Related Agreements which are executed by Purchaser constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

(c)  No Violation. Subject to the Parties satisfying their respective obligations to obtain or process (as applicable) the consents, approvals, Permits, licenses, filings and notices described in Section 5.2, neither the execution and delivery of this Agreement or any of the Related Agreements executed by Purchaser, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

(1)  violate or conflict with, or result in a breach of any provisions of the organizational documents of Purchaser; or

(2)  violate any material Governmental Rule applicable to Purchaser.

(d)  No Consents. Subject to the Parties satisfying their respective obligations to obtain or process (as applicable) the consents, approvals, permits, licenses, filings and notices described in Section 5.2, no consent or approval of, filing with or notice to any Person is required to be obtained or made by Purchaser in connection with Purchaser’s execution, delivery and performance of this Agreement and the Related Agreements which are executed by Purchaser, or the consummation of the transactions contemplated hereby or thereby, which, if not obtained or made, will prevent Purchaser from performing its obligations hereunder or thereunder.

4.2  Litigation. Except as set forth on Schedule 3.5, there is no pending, or to Purchaser's Knowledge, threatened action, investigation or request for information by any Governmental Authority or third Person or any facts which could result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby.

4.3  Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person and in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser’s actions) for a brokerage commission, finder’s fee or other like payment to any Person, other than the fees of Marcus & Millichap, which are payable by Seller.

4.4  “As Is” Sale. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER UNDERSTANDS AND AGREES THAT THE PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND THAT OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN OR IN ANY RELATED AGREEMENTS, PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE PURCHASED ASSETS.

ARTICLE 5

COVENANTS AND OTHER MATTERS

5.1  Due Diligence Inspections and Reviews. Purchaser will bear all of its own costs, expenses and charges incurred in connection with its Due Diligence Inspections and Reviews.

5.2  Consents and Authorizations.

(a) Seller’s Responsibility. Seller will use Commercially Reasonable Efforts to obtain each authorization, consent, license, permit and approval that may be necessary for its execution and delivery of, and the performance of its obligations under, this Agreement, including:

(i)  all authorizations, consents, licenses, permits and approvals of Governmental Authorities and third Persons required by applicable law or required by any such third Persons in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements and with Seller’s operation of the Hydroelectric Plant, including those listed in Schedule 5.2(a);

(ii)  without limiting the generality of clause (i) above, the specific consents to the assignment from Seller to Purchaser of (or, as applicable, the reissuance of) the Governmental Approvals listed in Schedule 2.1(c); and

(iii)  without limiting the generality of clause (i) above, the assignment to Purchaser of Seller rights and obligations under the Assigned Contracts.

(b)   Purchaser Responsibility. Purchaser will use Commercially Reasonable Efforts to obtain each authorization, consent, license, permit and approval that may be necessary for its execution and delivery of, and the performance of its obligations under, this Agreement, including those items listed in Schedule 5.2(b).

(c) FERC Transfer. The parties will each bear 50% of the cost of drafting and filing a license transfer application with the Federal Energy Regulatory Commission.

5.3  Cooperative Effort; Work Arounds. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any Purchased Asset requires the consent of a third party, then such transfer, assignment or assumption shall be made subject to such consent being obtained. Seller and Purchaser will use their Commercially Reasonable Efforts (but without any payment of money by Seller or Purchaser) to obtain the consent of such third parties. If such consent is not obtained, Purchaser and Seller will cooperate in any mutually agreeable arrangement under which Purchaser shall obtain the economic claims, rights and benefits of the Purchased Asset with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include subcontracting, sub-licensing, or subleasing to Purchaser, or an arrangement under which Seller would, to the extent commercially practicable, enforce for the benefit of Purchaser, any and all rights of Seller against any third party thereto. Seller will promptly pay to Purchaser all monies received by Seller after the Closing constituting a Purchased Asset (or the proceeds thereof) or under any Purchased Asset or any claim or right or any benefit arising thereunder that accrues after the Closing, except to the extent the same represents an Excluded Asset. To the extent any Assigned Contract may not be assigned to Purchaser by reason of the absence of any such consent and provided only to the extent no material portion of the economic claims, rights or benefits under such Assigned Contract are received by Purchaser, Purchaser shall not assume any Assumed Liabilities arising under such Assigned Contract, other than such as arise from Purchaser’s failure to comply with the terms of such Assigned Contract (except with respect to a failure by Purchaser to obtain the consent to the assignment to Purchaser of such Assigned Contract by Seller) Following Closing, Purchaser will notify promptly all relevant Governmental Authorities and all third persons of the change in ownership of the Purchased Assets resulting from the transactions contemplated herein, to the extent required by applicable law or the specific underlying agreement(s).

5.4  Confidentiality.

(a)  General. Each Party (and its officers, employees, counsel, representatives and agents) will, using the same degree of care as that Party takes to preserve and safeguard its own confidential information, maintain in confidence and not disclose to third Persons, any Confidential Information received from the other Party (or its officers, employees, counsel, representatives and agents), whether before or after the date hereof, in connection with the transactions contemplated by this Agreement. The Parties further acknowledge that any Confidential Information provided under the Confidentiality Agreement will be considered Confidential Information for purposes of this Agreement and agree that they are bound by the terms of the Confidentiality Agreement as though they were parties thereto. Each Party may disclose Confidential Information received from the other Party (i) if and to the extent required by law, court order, subpoena or other lawful order of a Governmental Authority with jurisdiction, (ii) to any other Persons in connection with Purchaser's insuring and financing, with respect to the Purchased Assets and with respect to obtaining health and welfare benefits for Transferred Employees, (iii) to employees who are to be Transferred Employees; (iv) subject to Section 5.5 to existing and potential suppliers, and to such Persons as Purchaser expects it may have business dealings regarding the Purchased Assets from and after the Closing Date; or (v) in accordance with Section 5.4(b). If this Agreement is terminated pursuant to Section 9.12, each Party will return promptly, if so requested by the other Party, any Confidential Information provided to it and will use Commercially Reasonable Efforts to return any copies thereof that may have been provided to others in accordance with this Section 5.4.

(b)  Regulatory Agencies. Upon the other Party's prior written approval (which, except as provided below shall not be unreasonably withheld), either Party may provide Confidential Information to any Governmental Authority with jurisdiction as is necessary for such Party to comply with its obligations under Section 5.2. To the extent permitted by Government Rule, the disclosing Party will seek confidential treatment for the Confidential Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Confidential Information.

(c)  Survival. The obligations of the Parties in this Section 5.4 will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other, any transfer of title to the Purchased Assets and the Closing of the transactions contemplated in this Agreement.

5.5  Purchaser Contact with Employees. Purchaser agrees that, except as otherwise provided herein, prior to the Closing Date, it will not contact any employees with respect to any aspect of the Purchased Assets or the transactions contemplated hereby without the prior written consent of Seller, which consent will not unreasonably be withheld, conditioned or delayed.

5.6  Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents and take all such further actions as may reasonably be required to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby.

5.7  Taxes, Prorations, Credits and Closing Costs.

(a)  Taxes.

(i)  Purchaser will pay all Taxes (other than Seller’s income Taxes), including sales, use, mortgage recording tax and documentary transfer Taxes, arising in connection with the sale and transfer of the Purchased Assets and Seller will pay the transfer tax associated with the sale of the Real Estate. Seller and Purchaser will each pay its own income Taxes. State and local real property Taxes relating to the Purchased Assets for each tax year in which the Closing occurs will be prorated between Purchaser and Seller on the following basis: Seller is to be responsible for all such Taxes for the period up to the Closing and Purchaser is responsible for all such Taxes for the period on and after the Closing. All Taxes assessed on an annual basis will be prorated on the assumption that an equal amount of Taxes applies to each day of the year, regardless of how any installment payments are billed or made.

(ii)  After the Closing, Purchaser will notify Seller in writing, within fifteen (15) days after its receipt of any correspondence, notice or other communication from a taxing authority or any representative thereof, of any pending or threatened tax audit, or any pending or threatened judicial or administrative proceeding that involves Taxes relating to the Purchased Assets, for the period prior to the Closing, and furnish Seller with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any such Taxes relating to the Purchased Assets for the period prior to the Closing.

(b)  Income and Expenses. Except as set forth in this Section 5.7, all items of income and expense, including power sales revenues, rents and charges under the Assigned Contracts, allocable to the period prior to the Closing will be for the account of Seller and all items of income and expense, including power sales revenues, rents and other charges under the Assigned Contracts, allocable to the period on and after the Closing will be for the account of Purchaser, all as determined by the accrual method of accounting. Any payments due from one Party to the other pursuant to this Section 5.7(b) will be paid at Closing.

(c)  Proration Method. For purposes of calculating prorations, Purchaser will be deemed to own the Purchased Assets, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs and thereafter. All prorations will be made on the basis of the actual number of days of the month which will have elapsed as of the day of the Closing and based upon a three hundred sixty-five (365) day year. The amount of the prorations will be subject to adjustment in cash after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such post-closing adjustments. Revenues for the sale of electricity for the month in which the Closing occurs or for any previous period for which Niagara Mohawk or its successors have not yet reported shall be based upon 98.5% of the production shown on the records of the Hydroelectric Plant and shall be subject to a post-closing adjustment up receipt by Purchaser of notification from Niagara Mohawk of actual readings at its connection point.

(d)  Purchaser’s Closing Costs. In connection with Closing, Purchaser will pay: (i) all costs of (1) any title policy and all endorsements thereto that Purchaser elects to obtain, (2) Purchaser’s Due Diligence Inspections and Reviews, (3) obtaining the authorizations, consents, licenses, permits and approvals disclosed in Section 5.2(b), other than Seller’s costs of pursuing the same  and (4) any Person other than Marcus & Millichap that is entitled to a brokerage commission, finder’s fee or other like payment by reason of Purchaser’s actions, and (ii) fifty percent (50%) of any document recordation costs, including transfer taxes.

(e)  Seller’s Closing Costs. In connection with Closing, Seller will pay all costs of (1) obtaining the authorizations, consents, licenses, permits and approvals described in Section 5.2(a), except for Purchaser’s legal costs, and (2) fees due to Marcus & Millichap and any other Person that is entitled to a brokerage commission, finder’s fee or other like payment by reason of Seller's actions; and (3) 50% of any document recordation costs, including transfer taxes.

5.8  Acknowledgement by Purchaser. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. Except for the representations and warranties expressly set forth herein and in any Related Agreements, Purchaser disclaims reliance on any representations, warranties or guarantees, either express or implied, by Seller, its officers, directors, counsel, representatives or agents.

5.9  No Recourse. To the extent the transfer, conveyance, assignment and delivery of Purchased Assets to Purchaser as provided in this Agreement is accomplished by deeds, assignments, sublicenses, subleases, subcontracts or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, Seller, except as expressly provided in this Agreement or in such instruments of transfer or conveyance.

5.10  Advice of Changes. Prior to the Closing, each Party will advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains Knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in any of the Schedules.

5.11  Casualty Loss.

(a) Minor Loss. Except as set forth in this Section, Seller shall bear the risk of Minor Loss of the Purchased Assets occurring between the Effective Date and the Closing. If any Purchased Asset is damaged, Seller shall replace such item and/or repair such damage and bring the Purchased Asset to its condition as on the Effective Date, provided that Seller shall first notify Purchaser of the anticipated cost of repair and Purchaser may elect to take a credit for the cost of replacement or repair at the time of Closing in the amount payable under any insurance policy of Seller, in which case Seller shall not be obligated to make the repair. If Purchaser does not make this election and if a replacement or repair cannot be completed by the time scheduled for the Closing, the time for the Closing will be extended to a date ten (10) days following the completion of the repair or replacement.

(b) Major Loss. If, at any time prior to Closing, the Hydroelectric Plant suffers a total or partial casualty loss (“Event of Loss”) that is reasonably estimated by an engineer to cost in excess of One Hundred Thousand and no/100 Dollars ($100,000) (a “Major Loss”), Seller will promptly inform Purchaser of the Major Loss. As soon as practicable following the Major Loss, Seller will provide to Purchaser its detailed written engineer’s estimate (“Seller’s Estimate”) setting forth the amount required to repair or replace the damaged Purchased Assets and the estimated time period for completion of such repair or replacement and the amount available from insurance proceeds. Thereafter, Purchaser shall have the right to elect to either (i) terminate this Agreement; (ii) delay the Closing and allow Seller to repair or replace the damaged Purchased Assets at Seller’s sole cost and expense, provided that Seller shall have no obligation to make such repair or replacement if the insurance proceeds are not sufficient for such purpose, or (iii) take the amount estimated by Seller as a credit against the Purchase Price and proceed to Closing on all Purchased Assets, in which case the Seller shall have no obligation to repair the asset; provided, that if Purchaser does not agree with Seller’s Estimate, Purchaser may require that a separate repair estimate be provided by a mutually acceptable engineer (“Third Party Estimate”), to be used in lieu of any Seller estimate as a credit against the Purchase Price; and provided further that the amount of both Seller’s Estimate and any Third Party Estimate is limited to the amount of the insurance proceeds available to Seller relating to the damage (or that would have been available absent breach by Seller of insurance policy terms or payment requirements). If the Third Party Estimate is higher than Seller’s Estimate, Seller shall pay the cost of obtaining the Third Party Estimate. Otherwise Purchaser shall be liable for the cost of obtaining the Third Party Estimate. If the Purchaser elects to have Seller make the repair and the insurance funds are available to Seller for such purpose, the completion of the repair or replacement of the Purchased Assets relating to a Major Loss and the completion of the work relating to a Major Loss, will be a condition to the Closing (and the outside date for the Closing set forth in Section 9.12(a)(6) will be extended by the estimated time for completion of such repair or replacement plus ten (10) days).

(c) Purchaser’s Election. Purchaser will make its election as provided in (b) above within the thirty (30) day period immediately following receipt of a Seller’s Estimate relating to a Major Loss.

(d) If Purchaser fails to make the election set forth in Section 5.11( b) within the thirty (30) day period immediately following receipt of Seller’s notice of a Major Loss, Purchaser will be deemed to have terminated the Agreement.

(e) The provisions of Section 5-1311 of the New York General Obligations Law shall not apply to this Agreement.

5.12  Conduct of Business and Maintenance of Purchased Assets Pending Closing. Except as described herein or to the extent Purchaser otherwise consents in writing, during the period from the date hereof to the Closing Date, Seller (i) shall operate the Purchased Assets in the ordinary course consistent with its past practices; (ii) shall use Commercially Reasonable Efforts to preserve the goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto; and (iii) shall comply in all material respects with all applicable laws, rules and regulations relating to the Purchased Assets, including without limitation, all Environmental Laws. Notwithstanding the foregoing, except as contemplated in this Agreement or as described in Schedule 5.12, or as required under applicable law or by any Governmental Authority, prior to the Closing Date, without the written consent of Purchaser, which consent shall not be unreasonably withheld, Seller will not, with respect to the Purchased Assets:

(a)  Capital Expenditures. Except as allowed or required pursuant to Section 5.13 make any Capital Expenditure with respect to the Project, other than replacements and repairs made in the ordinary course of Seller's business acting in accordance with its past practices, or enter into any contract or commitment therefore;

(b)  Transfers. Sell, lease (as lessor), transfer, and except for Permitted Encumbrances, encumber or pledge any of the Purchased Assets, other than Purchased Assets used, consumed or replaced in the ordinary course of business;

(c)  Modification, Amendment and Termination. Modify, amend or voluntarily terminate any of the Assigned Leases or Assigned Contracts or any of the Permits, licenses or variances listed on Schedule 2.1(c) other than (i) when required by applicable law or (ii) with cause to the extent consistent with Seller’s past practices, or as may be required in connection with transferring Seller’s rights or obligations thereunder to Purchaser in connection with the transaction contemplated by this Agreement or with Purchaser obtaining the authorizations, consents, licenses, permits and approvals disclosed in Section 5.2 (b);

(d)  Operation and Maintenance. Except in the case of a casualty loss which will be governed by Section 5.11, operate or maintain the Hydroelectric Plant in a manner inconsistent with Seller’s past practices;

(e)  Sales Agreements. Enter into any modification of the Power Sales Agreement;

(f)  Employees. With respect to Transferred Employees only and except in the normal course of business, grant any raises, institute any new employee benefit plans or welfare plans, discipline, promote or demote, hire or fire any Transferred Employee, other than in the ordinary course of business according to past practices, without the consent of Purchaser; or

(g)  Agreements.  Agree to enter into any of the transactions set forth in subsections (a) through (f).

5.13  Pre-Approved Capital Expenditures . Notwithstanding anything to the contrary contained herein, from the Effective Date through the Closing, Seller may (without Purchaser’s consent) make capital expenditures described on Schedule 5.13 (“Pre-Approved Capital Expenditures”). Purchaser will pay to Seller at Closing as an addition to the Purchase Price, the amount expended by Seller on account of all Pre-Approved Capital Expenditures made between the Effective Date and the Closing and not theretofore paid by Purchaser.

5.14  Post Closing -- Information and Records.

(a)  Information and Administrative Support. Purchaser agrees that, from and after the Closing Date, it will, promptly following the request of Seller, provide such information and administrative support as will be reasonably requested by Seller to enable Seller to comply with its obligations with respect to the issuance of Forms W-2, 1099 and other tax reports, reports and notices relating to health and other plans, income tax returns, preparation of financial statements and completion of Seller's audit for the fiscal year ended December 31, 2006 or such earlier date as Seller determines to liquidate, or to assist Seller in the defense or prosecution of law suits and other similar matters.

(b)  Books and Records. For a period of seven (7) years after the Closing (or, if requested in writing by Seller within seven (7) years after the Closing, until the closing of the examination of Seller federal income tax returns for all periods prior to and including the Closing), Purchaser will not dispose of any books, records, documents, or information relating to any of the Purchased Assets delivered to it by Seller without first giving notice to Seller thereof and permitting Seller to retain or copy such books and records as it may select. During such period, Purchaser will permit Seller to examine and make copies, at Seller’s expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller, or the preparation of income or other tax returns.

5.15  Transferred Employees.

(a)  Employment. Purchaser may at any time offer employment to any of Seller’s employees listed on Schedule 2.3(e). Any employee accepting employment from Purchaser is a “Transferred Employee.” During the period between the Effective Date and the Closing Date, Seller shall use reasonable efforts to keep available the Transferred Employees on Schedule 2.3(e) for employment by Purchaser. Seller shall have no obligations to require any such employees to accept employment with Purchaser.

(b) Bonus, Vacation Time, etc. Seller shall pay immediately following the Closing, all compensation, bonus, severance, vacation and holiday compensation, workers’ compensation or other employment benefits which have accrued to or on behalf of any Transferred Employees immediately prior to the Closing Date.

5.16  Supplements to Schedules. Prior to the Closing Date, the Parties shall supplement or amend the Schedules with respect to any matter hereafter arising which, if existing or occurring at the Effective Date would have been required to be set forth in such Schedules. Such supplement or amendment as to matters arising after the Effective Date may constitute a Material Adverse Effect hereunder, but otherwise will not affect the liability of any party hereto for its representations or warranties hereunder.

5.17  Title Evidence. Seller has provided Purchaser with a copy of a mortgagee title insurance policy issued to Seller’s lender in 1993. Purchaser, at its own expense will obtain a commitment for title insurance. Seller shall provide the title company and Purchaser such information in its possession as they may reasonably request in connection with the issuance of the title commitment. Without limiting the foregoing, Seller shall provide the title company and Purchaser with copies of the each survey in its possession as soon as practicable, and no later than at least ten (10) days prior to the date set for Closing regarding the Real Property, with any abstracts of title, title reports or title policies covering the Real Property that may be in existence and are in Seller’s possession. Purchaser shall be responsible for the payment of any premium due with respect to any title insurance. Promptly after receiving a title commitment from the Title Company, Purchaser shall notify Seller in writing of any defects in title that are not Permitted Encumbrances and which would cause title to the Real Property to be uninsurable (any of which is called a “Defect of Title”). Seller shall cause any Defect of Title to be removed at its own cost and expense, and the Closing Date shall be extended as reasonably necessary to allow Seller time to remove all Defects of Title; provided that if Seller cannot remove a Defect in Title, or has not done so within sixty (60) days after delivery of the title commitment, Purchaser may elect to either terminate the Agreement; or (ii) proceed to Closing, in spite of such Defect in Title.

5.18  Access to Project and Information.

(a)   Prior to Closing, Seller will, during ordinary business hours and upon reasonable notice (i) give Purchaser and Purchaser’s representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets; (ii) permit Purchaser to make such reasonable inspections thereof as Purchaser may reasonably request; (iii) permit Purchaser to investigate the potential for increasing the capacity of the Project, including testing the composition of sediments and riverbed, provided that Purchaser has secured any permit or authorization required for such activity and provided evidence thereof to Seller; (iv) furnish Purchaser with such financial and operating data and other information with respect to the Purchased Assets as Purchaser may from time to time reasonably request; (v) furnish Purchaser a copy of each material report, schedule or other document filed or received by Seller since the date hereof with respect to the Purchased Assets from or to FERC, NYPSC, NYSDEC or any other Governmental Authority having jurisdiction over the Purchased Assets; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) Seller need not supply Purchaser with any information that Seller is legally prohibited to supply. Seller will provide Purchaser or Purchaser's representatives with access to the Transferred Employee Records.

(b)  Purchaser and Seller acknowledge that all information furnished to or obtained by Purchaser or Purchaser’s Representatives pursuant to this Section 5.18 shall be subject to the provisions of the Confidentiality Agreement.

(c)  Following the Closing Date, each Party and its respective representatives shall have reasonable access to all of the books and records relating to the Purchased Assets, including all Transferred Employee records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other Party or Parties to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets. Such access shall be afforded during normal business hours by the Party or Parties in possession of such books and records upon receipt of reasonable advance notice. The Party or Parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 5.18(c). If the Party or Parties in possession of such books and records shall desire to dispose of any such books and records, such Party or Parties shall, prior to such disposition, give the other Party or Parties a reasonable opportunity at such other Party's or Parties' expense, to segregate and remove such books and records as such other Party or Parties may select. Notwithstanding the foregoing, the right of access to medical records and other confidential employee records shall be subject to all applicable legal requirements.

(d)  Seller agrees (i) not to release any Person (other than Purchaser) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision thereof, and (ii) to assign any rights arising under any such confidentiality agreement (to the extent assignable) to Purchaser.

ARTICLE 6

INDEMNIFICATION

6.1  Survival of the Parties’ Representations and Warranties.

(a)  Survival Period of Certain Representations and Warranties. Except for Unlimited Representations and the representations pursuant to Section 3.17, the representations and warranties of Seller contained in Article 3 and any certificate delivered on the Closing Date will survive the Closing until the date which is eighteen (18) months after the Closing Date, at which time these representations and warranties will terminate. Representations and warranties pursuant to Section 3.17 shall survive until the end of any applicable statute of limitation or available review period affecting the tax returns referenced in Section 3.17. Unlimited Representations do not terminate. The representations and warranties of Purchaser contained in Article 4 and any certificate delivered on the Closing Date will survive the Closing until the date which is eighteen (18) months after the Closing Date, at which time these representations and warranties will terminate.

(b)  Termination of All Other Representations and Warranties. Except as otherwise provided for herein, all other representations and warranties of Seller and Purchaser contained in this Agreement will terminate on the Closing Date and will be of no further force or effect.

6.2  Indemnification by Seller.

(a)  Purchaser Claims. Except as otherwise provided in Section 6.2(b) and Section 6.2(c), Seller will indemnify, defend and hold harmless Purchaser and its parents and Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Purchaser Group”), from and against all damages, claims, losses, liabilities and expenses, up to the limits set forth below plus reasonable legal, accounting and other expenses, which arise out of or result from the following (collectively, “Purchaser Claims”):

(1)  any breach or violation of this Agreement by Seller other than as set forth in (2) below relating to Article 3 hereof, as to which a Notice of Claim is received by Seller prior to the day that is 18 months following the Closing Date;

(2)  any material breach or inaccuracy of the representations or warranties made in Article 3 as to which a Notice of Claim is received by Seller prior to any termination of such representation or warranty pursuant to Section 6.1 above.

(3)  any Third Party Claims against any member of the Purchaser Group for damages (but only where the alleged personal injury or property damage occurred before the Closing Date) resulting from or arising out of the ownership or operation of the Purchased Assets by Seller prior to the Closing;

(4)  any loss or damages resulting from or arising out of Seller’s ownership or operation of the Excluded Assets before or after the Closing, or failure to discharge when due the Excluded Liabilities; and

(5)  any loss or damages caused by Seller's grossly negligent or fraudulent concealment of information of which Seller had Knowledge regarding environmental conditions, regulatory orders or other conditions affecting the Project and existing prior to the Closing.

(b)  Seller’s Exceptions. Purchaser Claims will not include any damages, claims, losses, liabilities and expenses with respect to which Purchaser has agreed to provide indemnification pursuant to Section 6.3.

(c)  Seller’s Limitations. Any indemnity obligations of Seller to the Purchaser Group are subject to the following limits, plus reasonable legal, accounting and other expenses of Purchaser Group: (i) indemnities arising under 6.2(a)(1): $1 million; (ii) indemnities arising under 6.2(a)(2): the Purchase Price; (iii) indemnities arising under 6.2(a)(3): no limit; (iv) indemnities arising under 6.2(a)(4): $1 million; (v) indemnities arising under 6.2(a)(5): no limit. Except as is necessary to provide the indemnity in Section 6.2(a)(5), the Purchaser Group will not in any event be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Purchaser Claims.

6.3  Indemnification by Purchaser.

(a)  Seller Claims. Except as otherwise specifically provided in Section 6.3(b) and Section 6.3(c), Purchaser will indemnify, defend and hold harmless Seller and its Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Seller Group”), from and against all damages, claims, losses, liabilities and expenses up to a maximum amount of five hundred thousand dollars ($500,000), including reasonable legal, accounting and other expenses, which arise out of or relate to the following (collectively, “Seller Claims”).

(1)  any breach or violation of this Agreement by Purchaser other than as set forth in (2) below relating to Article 4 hereof, as to which a Notice of Claim is received by Purchaser prior to the day that is 18 months following the Closing Date;

(2)  any material breach or inaccuracy of any of the representations or warranties made in Article 4 as to which a Notice of Claim is received by Purchaser prior to the day that is 18 months following the Closing Date.

(3)  any Third Party Claims against any member of the Seller Group for loss or damages resulting from or arising out of the ownership or operation of the Purchased Assets from and after the Closing;

(4)  the failure, after the Closing, of Purchaser to pay or otherwise discharge when due the Assumed Liabilities;

(5)  any loss or damages resulting from or arising out of the ownership or operation of the Purchased Assets after the Closing.

(b)  Purchaser Exceptions. Seller Claims will not include any damages, claims, losses, liabilities and expenses for which Seller has agreed to provide indemnification or insurance pursuant to Section 6.2.

(c)  Purchaser Limitations. The Seller Group will not in any event be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Seller Claim.

6.4 Basket; Maximum Liability; Other Indemnification Matters.

 No indemnitor shall have any obligation to indemnify or hold harmless a indemnitee except to the extent that the aggregate amount of loss incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties exceeds $100,000 and only to the extent of such excess; the foregoing limitations shall not apply to any loss arising our of any breach of any of the Unlimited Representations or any loss arising as a result of the gross negligence or intentional misrepresentation of the other Party.

6.5   Notice of Claim. Subject to the terms of this Agreement and upon obtaining Knowledge of a claim for which it is entitled to indemnity under this Article 6“Indemnification”, the Party seeking indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 6.2 or Section 6.3. (The written notice is referred to as a “Notice of Claim”.) A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. The failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification, except as otherwise provided by the specific time frames set forth in Section 6.2 and Section 6.3; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

6.6  Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim for which indemnification is due pursuant to Section 6.2 or Section 6.3 and the Indemnitee, at its expense, may participate in the defense. The Indemnitee cannot settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense at Indemnitor’s expense, and the Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor’s request, the Indemnitor may proceed with the action stated in the request. If within that fifteen (15) day period the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable under this Article 6 only for an amount up to the amount which the third Party to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request and the Indemnitor may pay such amount into the Court and shall thereafter have no responsibility for the defense of the claim. This Section 6.6 is subject to the rights of any Indemnitee’s insurance carrier that is defending the Third Party Claim.

6.7  Consultation and Cooperation. The Party defending the Third Party Claim will (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim; and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

6.8  Mitigation and Limitation on Claims. As used in this Agreement, the term “Indemnifiable Claim” means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:

(a)  Reasonable Steps to Mitigate. The Indemnitee will take all reasonable steps to mitigate all losses, damages and the like relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article 6, and the Indemnitor will reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation.

(b)  Net of Benefits. Any Indemnifiable Claim is limited to the amount of actual damages sustained by the Indemnitee by reason of such breach or nonperformance shall be determined after deducting therefrom the amount of any insurance proceeds and other third party recoveries, if any, actually received by the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of such loss and the amount of any tax benefit actually realized with respect thereto.

6.9  Remedies Exclusive. The remedies set forth in this Article 6 constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement. Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Article 6.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF

PURCHASER AT THE CLOSING

The obligations of Purchaser under this Agreement to complete the purchase of the Purchased Assets and assume the Assumed Liabilities are subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing, of each of the following conditions precedent:

7.1  Purchaser’s Receipt of Governmental Approvals and Consents. Purchaser shall have received all Governmental Approvals and all authorizations and consents of third Persons required by applicable law or required by any such third Persons in connection with the consummation of the transactions contemplated by this Agreement and with Purchaser’s operation of the Hydroelectric Plant and has obtained all Purchaser Required Consents. Purchaser may elect to waive its receipt of any approvals other than any required Governmental Approvals.

7.2  No Material Adverse Effects or Proceedings. No Material Adverse Effect affecting the Purchased Assets shall have occurred and be continuing. No suit, action or other proceeding against any Party or its Affiliates shall be pending before any court or Governmental Authority which seeks to restrain or prohibit any of the transactions contemplated by this Agreement.

7.3  Phase I Audit. Purchaser shall have obtained a Phase I environmental assessment in conformance with ASTM standard E 1527-00 disclosing no conditions that would constitute a Material Adverse Effect or necessitate further appropriate inquiry by a bona fide purchaser. Purchaser shall complete this Phase I on or before twenty days following receipt of a final survey of the Real Property (delivery of which is a separate condition precedent) and shall provide Seller with a copy within ten days of its receipt. Purchaser will also provide Seller with a copy of any interim draft Phase I that anticipates only the final survey as a condition to completion, and Purchaser will notify Seller as to any item constituting a Material Adverse Effect or necessitating further appropriate inquiry identified in any draft Phase I.

7.4  Deliveries. Seller shall have delivered, or caused to be delivered, to Purchaser at the Closing the following documents and payment:

(a)  Payments. All amounts due Purchaser from Seller under this Agreement.

(b)  Deed. A Deed, duly executed by Seller.

(c)  Bill of Sale. A Bill of Sale with respect to the Purchased Assets substantially in the form of Exhibit B, duly executed by Seller.

(d)  Assignments. Assignments of the Assigned Contracts and the Permits, in form and substance reasonably acceptable to Purchaser.

(e)  Organizational Documents and Good Standing Certificate. The Limited Partnership Agreement and Certificate of Limited Partnership of Seller certified as of the Closing Date by the Managing Partner of Seller, a good standing certificate for Seller from the Secretary of State of the State of Delaware and a copy of a certificate of authority to do business from the Secretary of State of the State of New York.

(f)  Partner’s Certificate. A certificate of a General Partner of Seller certifying that the Persons signing this Agreement, the Related Agreements and any other documents delivered by Seller in connection with the Closing have been duly authorized to sign and execute such document(s) on behalf of the Seller.

(g)  Resolutions. A certificate of an officer of a General Partner of Seller to the effect that the execution of this Agreement and the performance of by Seller of the obligations as been authorized by all necessary partnership action, accompanied by copies of such resolutions of the partners of Seller as may be required by Seller’s Limited Partnership Agreement to authorize the transactions contemplated by this Agreement and the Related Agreements and authorize the Person executing this Agreement or the Related Agreements and other documents to execute and deliver this Agreement, the Related Agreements and any other documents or instruments which they deem necessary and appropriate in connection with this Agreement.

(h) Title Evidence. Uniform Commercial Code Searches showing the Seller to have good and marketable title to the tangible and intangible personal property which are part of the Purchased Assets, subject only to Permitted Encumbrances, together with such title documentation as shall be required by the title company issuing the title commitment.

(i)  FIRPTA. A “FIRPTA” affidavit, substantially in the form of Exhibit E, duly executed by Seller.

(j)  Representation and Warranty Certificate. A certificate, dated as of the Closing Date, duly executed by Seller and confirming its warranties and representations made under Article 3 and any of the Schedules, as of the Closing Date, and that such representations and warranties shall be true in all material respects.

(k) Cure of any Seller Breaches. Evidence that Seller has cured any breach or default of Seller hereunder, if any, except to the extent that Purchaser has elected to waive such cure as provided herein.

(l) License Compliance. Either: (i) a legal opinion from counsel acceptable to Purchaser (with Donald Clarke, Esq. deemed acceptable) regarding current compliance of the licensee with Article 5 of the FERC License; (ii) amendments of the Hydro Easement and Dam Operation Agreement to incorporate a “Linweave Clause” as described in that certain letter dated July 30, 1992 from FERC’s General Counsel to Mr. Donald E. Hamer; or (iii) consent to a reduction in the Purchase Price of $25,000 as compensation to Purchaser for the absence of either (i) or (ii) above.

(m)  Other Documents. Such other documents, opinions, instruments or certificates as Purchaser or its counsel may reasonably request and in form reasonably acceptable to Purchaser, including copies of as-built drawings of the Project, inclusive of the PCB disposal vault in Seller’s possession; provided, however, that all such documents, instruments or certificates are made without representation or warranty by, or recourse against, Seller, all such representations and warranties being made exclusively in this Agreement.

7.5   No Termination. This Agreement shall not have been terminated pursuant to Section 9.12.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF

SELLER AT THE CLOSING

The obligations of Seller under this Agreement to complete the sale of the Purchased Assets and transfer the Purchased Assets, Assigned Contracts and Assumed Liabilities to Purchaser are subject to the satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:

8.1  Seller’s Receipt of Approvals and Consents. Subject to the provisions of Section 7.1, Purchaser or Seller shall have received

(a)  all Governmental Approvals, and all authorizations and consents of third Persons required by applicable law or required by any such third Persons in connection with the consummation of the transactions contemplated by this Agreement and with Purchaser’s operation of the Hydroelectric Plant; and

(b) consent of a majority in interest of the general partners of the Seller as required by Seller’s limited partnership agreement. Seller shall notice any required meeting of partners within three (3) days following the execution of this agreement, which notice shall provide no more than 15 days notice of meeting. Immediately following such meeting, Seller shall notify Buyer of any action taken at such meeting or in lieu of a meeting.

8.2  Seller’s Receipt of Governmental Approvals and Consents. Seller shall have received all Governmental Approvals required to be obtained by Seller and all authorizations and consents of third Persons required by applicable law or required by any such third Persons in connection with the consummation of the transactions contemplated by this Agreement, including those listed on Schedule 5.2(a), provided that Purchaser may waive any approval other than any required Governmental Approval.

8.3  No Adverse Proceedings or Events. No suit, action or other proceeding against any Party or its Affiliates shall be pending before any court or Governmental Authority which seeks to restrain or prohibit one or more of the transactions contemplated by this Agreement or to obtain material damages or other material relief in connection with this Agreement or the transactions contemplated hereby.

8.4  Deliveries. Seller shall have received the following documents and payments:

(a)  Escrow Release. A release executed by the Purchaser directing the Escrow Agent to release the balance in the Escrow Account to the Seller.

(b)  Purchase Price and Other Payments. All amounts due Seller from Purchaser under this Agreement, including the balance of the Purchase Price to be paid pursuant to Section 2.6 as adjusted pursuant to Section 2.7.

(c)  Assignments. Assignments of the Assigned Contracts and the Permits in form and substance reasonably acceptable to Seller.

(d)  Organizational Documents and Good Standing Certificate. The Articles of Organization and Operating Agreement of Purchaser certified as of the Closing Date by a member or manager of Purchaser and a good standing certificate from the Secretary of State of the State of Organization and a Certificate of Authority to do business in the State of New York.

(e)   Officer’s Certificate. A Certificate of Purchaser’s manager or member certifying that the person signing this Agreement and the Related Agreements and any other documents delivered by Purchaser in connection with the Closing has been duly authorized to sign and execute such document(s)) on behalf of Purchaser.

(f)   Representation and Warranty Certificate. Certificate, dated as of the Closing Date, duly executed by Purchaser updating its warranties and representations made under Article 4 and any of the Schedules, to the Closing Date.

(g)  Other Documents. Such other documents, instruments or certificates as Seller or its counsel may reasonably request and in a form reasonably acceptable to Seller; provided, however, that all such documents, instruments or certificates are made without representation or warranty by, or recourse against, Purchaser, all such representations and warranties being made exclusively in this Agreement.

8.5 No Termination. This Agreement shall not have been terminated pursuant to Section 9.12.

ARTICLE 9

MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGEMENTS

9.1  Expenses. Except as otherwise provided herein, each Party is responsible for its own costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

9.2  Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement) and the Related Agreements contain the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement) prior to the execution date of this Agreement, written or oral. No waiver and no modification or amendment of any provision of this Agreement is effective unless made in writing and duly signed by the Parties referring specifically to this Agreement, and then only to the specific purpose, extent and interest so provided.

9.3  Schedules. The Schedules delivered pursuant to the terms of this Agreement and as updated at Closing are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

9.4  Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

9.5  Severability. If any provision hereof is held invalid or unenforceable by any arbitrator or as a result of future legislative action, this holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof. To the extent permitted by law, the Parties waive, to the maximum extent permissible, any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

9.6  Assignability. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties, but is not assignable by any Party without the prior written consent of the other Party, which consent will not unreasonably be withheld. Any such assignment is conditioned on the assignee’s agreement in writing to assume the assigning Party’s duties and obligations under this Agreement and the Related Agreements. Any assignment effected in accordance with this Section 9.6 will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Related Agreements.

9.7  Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

9.8  Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of the respective parties.

9.9  Dispute Resolution.

(a)  Intent of the Parties. Except as provided in Section 2.9 and in the next sentence, the sole remedy available to either Party for any claim arising out of or relating to this Agreement or any Related Agreement is the dispute resolution procedure set forth in this Section 9.9. Either Party may seek a preliminary injunction or other provisional judicial remedy if such action is necessary to prevent irreparable harm or preserve the status quo, in which case both Parties nonetheless will continue to pursue resolution of the dispute by means of this procedure. If the parties cannot resolve a dispute under Section 9.9(b) or Section 9.9(c), then the dispute shall be settled through recourse to the courts.

(b)  Management Negotiations. The Parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or a Related Agreement promptly by negotiations between a managerial representative of Seller or his or her designated representative and an executive of similar authority of Purchaser. Either Party may give the other Party written notice of any dispute or claim. Within twenty (20) days after delivery of said notice, the executives will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute or claim. If the matter has not been resolved within sixty (60) days of the first meeting, either Party (by notice to the other Party) may initiate a mediation of the controversy pursuant to Section 9.9(c).

(c)  Mediation. If a Party initiates mediation to resolve any dispute or claim as provided in Section 9.9( b), the Parties will try in good faith to settle the dispute or claim within sixty (60) days thereafter by mediation in accordance with the then-existing CPR Model Procedure for Mediation of Business Disputes (the “Procedures”). If the matter has not been resolved within the sixty (60) day period, either Party (by notice to the other Party) may initiate legal action to resolve the dispute or claim.

9.10  Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by facsimile or by overnight delivery, and properly addressed as follows:

If to Seller:

Stillwater Hydro Partners L.P.
265 Genesee Street
Auburn, NY 13021
Attention: Charles A. Bouley, Jr.
Facsimile No.: (315) 253-4419

With a copy to:

Hinman, Howard & Kattell, LLP
700 Security Mutual Building
80 Exchange Street
Binghamton, NY 13901
Attention: Thomas F. Farrell
Facsimile No.: (607) 723-6605

If to Purchaser:

Boralex Stillwater, LLC
c/o Boralex Inc. 770 Sherbrooke Ouest
Montreal, Quebec H3A 1G1
Attn: General Counsel
Facsimile No.: 514-284-9895

With a copy to:

Curtis Whittaker, Esq.
Rath, Young & Pignatelli
One Capital Plaza, Box 1500
Concord, New Hampshire 03301
Facsimile No.: 603-226-2700

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.10 are effective upon delivery, if delivered personally or by overnight mail, and, are effective five (5) days following deposit in the United States mail, postage prepaid if delivered by mail.

9.11  [Reserved] .

9.12  Termination.

(a)  Rights To Terminate. In addition to the other rights of the parties hereto, this Agreement may, by written notice given on or prior to the Closing Date, in the manner provided in Section 9.10, be terminated at any time prior to the Closing Date:

(1)  by Seller if there has been a material misrepresentation or a material default or material breach by Purchaser with respect to any Purchaser’s representations and warranties in this Agreement or in any Related Agreement or the due and timely performance of any of Purchaser’s covenants and agreements contained in this Agreement or in any Related Agreement, and such misrepresentation, default or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Purchaser of written notice specifying particularly such misrepresentation, default or breach;

(2)  by Purchaser if there has been a material misrepresentation or a material default or breach by Seller with respect to Seller’s representations and warranties in this Agreement or in any Related Agreement or the due and timely performance of any of Seller’s covenants and agreements contained in this Agreement or in any Related Agreement, and such misrepresentation, default or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller of written notice specifying particularly such misrepresentation, default or breach;

(3)  by Seller on thirty (30) days’ written notice if Purchaser shall not have received all Purchaser Required Consents by the date which is six (6) months after the Effective Date or Purchaser has not waived such consents;

(4)  by Purchaser in accordance with Section 5.11;

(5)  by mutual agreement of Seller and Purchaser; or

(6)  by Seller or Purchaser if the Closing has not occurred on or before September 30, 2006.

(b)  Effect of Termination. If this Agreement is terminated pursuant to Section 9.12 (a), all further obligations and liabilities of the Parties hereunder will terminate, except (i) as otherwise contemplated by the Agreement, (ii) for the obligations set forth in Sections 2.9, 3.8, 4.3, 5.3, Article 6 and Article 9, and (iii) for the obligations of the Parties set forth in the Confidentiality Agreement. Upon termination, the originals of any items, documents or written materials provided by one Party to the other Party will be returned by the receiving Party to the providing Party, and any Confidential Information retained by the receiving Party will be kept confidential.

9.13  No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

9.14  No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

9.15  Construction Of Agreement. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the date they executed this Agreement.

9.16  Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants. If Seller or Purchaser elects to proceed with the Closing while knowing (as evidence in a written notice from the other party) of any failure to be satisfied of any condition in its favor or the breach of any representation, warranty or covenant by the other Party, the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date will be deemed waived by such Party, and such Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.

9.17  Conflicts. In the event of any conflicts or inconsistencies between the terms of this Agreement and the terms of any of the Related Agreements, the terms of this Agreement will govern and prevail.

9.18  Consent To Jurisdiction. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE COURTS OF THE STATE OF NEW YORK SITTING IN CAYUGA COUNTY OR THE DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER THIS AGREEMENT. EACH OF SELLER AND PURCHASER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. IF NOT A RESIDENT OF THE STATE OF NEW YORK, PURCHASER MUST APPOINT AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK WHICH CAN BE THE SECRETARY OF STATE OF THE STATE OF NEW YORK. NOTHING IN THIS SECTION 9.18 IS INTENDED TO MODIFY OR EXPAND THE TERMS AND PROVISIONS OF SECTION 9.9 (a).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

STILLWATER HYDRO PARTNERS L.P.
By: Stillwater Corporation, General Partner

By: /s/ C. ALAN BOULEY____
Name: C. Alan Bouley
Title: President

BORALEX STILLWATER LLC

By: /s/ SYLVAIN AIRD ____
Name: Sylvain Aird
Title: Secretary